FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces Fourth Quarter and Year-end Earnings; Assets Approach $600 million Mark

Lewiston, MAINE (August 08, 2008) – Northeast Bancorp (NASDAQ:  NBN), the parent company for Northeast Bank (www.northeastbank.com), announced that earnings for the year ended June 30, 2008 were $1,931,289, or $0.82 per diluted share, representing an increase of $44,612, or 2%, over earnings for the prior fiscal year of $1,886,677, or $0.76 per diluted share.  As of June 30, 2008, Northeast Bancorp had total assets of approximately $598 million, representing a 7% increase over assets at the end of the prior fiscal year, which was approximately $557 million.

For the fourth quarter ended June 30, 2008 earnings were $426,127, or $0.18 per diluted share, representing a decrease of $63,559, or 13%, from earnings for the same period last year which were $489,686, or $0.20 per diluted share.

“We are pleased with the results for this fiscal year. With the deterioration of the credit markets and the volatility of interest rates, we are confident that our business model to diversify our revenue streams is beginning to pay off,” said Jim Delamater, President and CEO. “We’re closing in on the $600 million mark in total assets and entering 2009 in an excellent position,” he continued.

Noninterest income for the year ended June 30, 2008 increased $2,858,397, to $10,803,224 from $7,944,827 for the same period last year. Noninterest income now makes up close to 43% of the Company’s revenue stream. For the fourth quarter ended June 30, 2008, noninterest income was $2,776,134, representing an increase of $568,432, or 26%, over noninterest income for the same period last year, which was $2,207,702.

“Our growth in noninterest income is starting to attract national attention with our level of noninterest income as a percentage of total revenue moving closer to that of our larger, regional competitors. Revenue diversity is essential and we are pursuing this new business model to reshape the way in which financial products are packaged, priced and sold,” said Delamater.

For the year ended June 30, 2008, net interest and dividend income decreased $1,238,688, to $14,346,669 as compared to $15,585,357 the prior year. Comparing the quarter ended June 30, 2008 to the same period in the prior year, net interest and dividend income increased $108,273 to $3,781,857 as net interest spreads improved. To manage margin compression, the Company has, over the past eight quarters, reduced the amount of originated loans held in its portfolio, resulting in a decline in outstanding loans of $16,377,449, to $409,193,969, compared to the amount at June 30, 2007.

Northeast’s deposit portfolio decreased $1,180,006 over the level at the end of the prior fiscal year as the Company continued to reduce its reliance on wholesale or brokered deposits to fund asset growth. Brokered deposits were reduced by $10.0 million, as core deposits increased $8.8 million, with this increase reflected in the growth in time deposits and money market accounts.

Net interest spread for the quarter ended June 30, 2008 was 2.52%, a seven basis point improvement as compared to 2.45% for the quarter ended June 30, 2007. This improvement was due to the decrease in the overall cost of funds of 57 basis points, to 3.78%, for the quarter ended June 30, 2008 compared to the same period one year ago. The cost of funds has declined due to the repricing of certificates of deposit at maturity to lower rates and the reduction in rates paid on interest-bearing, non-maturing deposits.

“We’ve continued to step away from aggressive loan growth in an effort to maintain the integrity of both our balance sheet and the credit quality of our loan portfolio. We are seeing the results of irrational lending and pricing practices across the country, as well as the impact of creative financing tactics. The resulting reduction in our loan portfolio has allowed us to reduce our reliance on higher cost wholesale deposits, thus improving both our cost of funds and our liquidity position,” Delamater noted.

Northeast Bank’s allowance for loan losses was $5.7 million at June 30, 2008, $0.1 million lower than at June 30, 2007. As a percentage of outstanding loans, the allowance for loan losses was 1.38% at June 30, 2008 compared to 1.35% for the same period one year ago. The allowance of loan losses as a percentage of nonperforming loans was 74% at June 30, 2008 compared to 113% at June 30, 2007.

The decrease of 39 percentage points was due to an increase in nonperforming commercial and commercial real estate loans compared to same period last year. The risk of loss associated with these loans was incorporated in determining the adequacy of the allowance for loan losses at June 30, 2008. Northeast has also experienced an increase in delinquent loans of $2.2 million, to $12.5 million at June 30, 2008. Although the delinquency ratio increased from 2.42% at June 30, 2007 to 3.06% at June 30, 2008, the trend has been declining over the six months ended June 30, 2008 when compared to the 4.12% delinquency ratio at December 31, 2007.

“Our commitment to steer clear of sub-prime products and pricing disparities resulted in a stronger credit portfolio in the last year, with what we believe is an appropriate level of delinquency given the current state of the economy. In addition, our approach supports our brand position as a “trusted advisor,” always working with our customers’ needs and best interests in mind,” said Delamater

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank is a leader in delivering one-stop shopping for financial services. Together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc., the Company operates retail and insurance locations in Maine and now the Seacoast area of New Hampshire, and derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorp or its subsidiaries or who are interested in learning more about the Company to access its web site at www.northeastbank.com.

This communication contains certain “forward-looking statements”. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2007.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
	2008	2007	Change	2008	2007	Change
Selected financial information

Income statement data:

Interest income	$8,572	$8,802	-3%	$35,397	$35,682	-1%
Interest expense	4,790	5,128	-7%	21,051	20,097	5%
Net interest income	3,782	3,674	3%	14,346	15,585	-8%
Provision for loan losses	179	113	58%	836	989	-15%
Net interest income afterprovision for loan losses	3,603	3,561	1%	13,510	14,596	-7%

Gain on sale of loans	160	210	-24%	556	869	-36%
Gain on securities	34	12	183%	293	42	598%
Investment brokerage income	558	712	-22%	2,223	2,385	-7%
Insurance agency income	1,411	728	94%	5,364	2,331	130%
Other noninterest income	613	546	12%	2,367	2,318	2%
Noninterest Income	2,776	2,208	26%	10,803	7,945	36%
Noninterest expense	5,886	5,176	14%	21,854	20,075	9%
Operating income before income tax	493	593	-17%	2,459	2,466	0%
Income tax expense	67	103	-35%	528	579	-9%
Net income	$426	$490	-13%	$1,931	$1,887	2%

Per share data:
Basic earning per common share	$0.18	$0.20	-10%	$0.82	$0.77	6%
Diluted earnings per common share	$0.18	$0.20	-10%	$0.82	$0.76	8%
Weighted average shares outstanding:
Basic	2,315,182	2,452,548	-6%	2,352,484	2,451,610	-4%
Diluted	2,322,869	2,468,978	-6%	2,366,340	2,470,670	-4%

Book value per share	$17.40	$16.68		$17.40	$16.68
Tangible book value per share	$11.85	$13.83		$11.85	$13.83

Net interest margin	2.81%	2.87%		2.70%	2.99%
Net interest spread	2.52%	2.46%		2.38%	2.59%
Return on average assets (annualized)	0.29%	0.36%		0.33%	0.34%
Return on equity (annualized)	4.01%	4.70%		4.63%	4.59%
Tier I leverage ratio (Bank)	7.06%	8.60%		7.06%	8.60%
Tier I risk-based capital ratio (Bank)	9.60%	11.46%		9.60%	11.46%
Total risk-based capital ratio (Bank)	10.85%	12.71%		10.85%	12.71%
Efficiency ratio	90%	88%		87%	85%
Nonperforming loans	7,703	5,090		7,703	5,090
Total nonperforming assets	8,381	5,090		8,381	5,090
Nonperforming loans as a % of total loans	1.88%	1.20%		1.88%	1.20%
Nonperforming assets as a % of total assets	1.40%	0.91%		1.40%	0.91%

	June 30,		%
	2008	2007	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$134,483	$86,348	56%
Loans held for sale	486	1,636	-70%
Loans	409,194	425,571	-4%
Allowance for loan losses	5,656	5,756	-2%
Goodwill & intangibles	12,835	6,991	84%
Total assets	598,274	556,994	7%

Deposits:
NOW and money market	70,138	61,459	14%
Savings	19,906	21,145	-6%
Certificates of deposits	225,590	223,071	1%
Brokered time deposits	12,597	22,546	-44%
Noninterest-bearing deposits	35,143	36,333	-3%
Total deposits	363,374	364,554	0%

Borrowings	186,830	147,564	27%
Shareholders' equity	40,273	40,850	-1%

Shares outstanding	2,315,182	2,448,832	-5%